EXHIBIT 99.1

For Immediate Release
June 17, 2009

Contact:	Mary Beth Steiginga
630 Godwin Avenue
Midland Park, NJ 07432
201-444-7100

PRESS RELEASE

STEWARDSHIP FINANCIAL CORPORATION
DECLARES CASH DIVIDEND

Midland Park, NJ – June 17, 2009 - The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.095 per share cash dividend.  Common stockholders of record as of July 15, 2009 will be paid the dividend on August 3, 2009.  This represents a 5.0 percent increase over the third quarter cash dividend paid in 2008, as adjusted for the 5 percent stock dividend paid in November 2008.

In announcing the dividend, Chairman William C. Hanse and President and Chief Executive Officer Paul Van Ostenbridge stated, “We are pleased to show our continued strong commitment to our shareholders by recognizing them with our forty-seventh consecutive cash dividend.  We understand the challenges in the current banking environment, however we remain optimistic about the Corporation’s future performance.”

Stewardship Financial Corporation’s subsidiary, Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2 offices), Montville, North Haledon, Ridgewood, Pequannock, Waldwick, Wayne (3 offices), Westwood and Wyckoff, New Jersey.  Atlantic Stewardship Bank, opened in 1985, is a community bank serving individuals and businesses, and is well known for tithing 10 percent of its pre-tax profits to Christian and local charitable organizations. Please visit our website at www.asbnow.com or call 201-444-7100 for information regarding our products and services.

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